Lilly H. Donohue, Director of Investor Relations

Thank you, Keith and good afternoon everyone. I would like to welcome all of you to Newcastle’s First Quarter 2007 Earnings Call. Joining us today, Ken Riis, our CEO and President; Phil Evanski, our Chief Investment Officer; and Debra Hess, our CFO.

Before I turn the call over the Ken, as the operator mentioned, this call is being recorded and the replay number is 888-203-1112. From within the United States and outside of the United States, it's 719-457-0820. The access code is 3144207. This call is also going to be available on our website www.newcastleinv.com.

I would also like to point out that statements today which are not historical facts may be deemed forward-looking statements. Actual results may differ materially from the estimates or expectations expressed in our statements. Certain of the factors that could cause actual results to differ materially from Newcastle’s expectations are detailed in our SEC reports and filings.

Now I would like to turn the call over to Ken Riis. Ken?

Kenneth M. Riis, Chief Executive Officer and President

Thanks Lily and thanks everyone for joining us today on our call for the first quarter 2007. As you can see from this morning’s press release, we had a very active and productive first quarter. We generated record results, earning FFO of $34 million or $0.71 a share, a 9% increase over a year ago first quarter 2006, and we purchased $2.2 billion of assets, our most active quarter since going public.

I also like to highlight that we declared a first quarter dividend of $0.69 per share, our 18th consecutive quarter of stable or increased dividends and again earned a mid-teens return on invested equity highlighting the stability of our business model.

In the first quarter, we saw for the first time in a long time an across the board credit spread widening led by the sub-prime home equity market. The repricing of credit risk in the sub-prime sector, and other factors, has caused other targeted asset spreads to widen. For example, a triple-B minus rated conduit CMBS spread widened 75 basis points in the quarter and ended up at historic wide levels. The repricing of these assets was overdue in our mind as we have not actively invested in the conduit commercial mortgage backed securities market for over a year. But currently, going into the second quarter many of these assets look very attractive on a relative value basis and I am very excited about our opportunity to invest capital in this quarter and upcoming quarters.

I also want to update everyone on our sub-prime loan acquisition that we announced in March. We have completed our due diligence and ended up buying $1.3 billion of loans which represented about 76% of our original commitment amount. We will sell these assets through a securitization that we will execute in the next three to four months and retain an anticipated $75 million investment in the portfolio.

The prospective return on this investment looks very good and I anticipate our return on the equity invested in the transaction, post-securitization, to be higher than our first sub-prime loan portfolio purchased about a year ago, which is generating about a 19% return. In the meantime, the loans will be held in our balance sheet as held for sale are reflected on our balance sheet as held for sale and are being short-term financed with an investment bank generating a net spread of approximately 140 basis points on $1.3 billion of assets.

Finally, I want to highlight, we’ve been very active on the capital market side. In the first four months of the year, we’ve raised $250 million of equity capital. The timing of our capital raises has been very good and allowed us to invest capital opportunistically in the quarter and also has provided us with additional liquidity for future acquisitions and growth in the quarters to come.

Also, we just recently priced our tenth CDO to finance a portfolio of $825 million commercial real estate loans and bank loans. Debra will talk about that later and I next want to pass it on to Phil Evanski, our Chief Investing Officer to go over in more detail, our first quarter investment activity and overview of our $10 billion portfolio.

Phillip J. Evanski, Chief Investment Officer

Thanks Ken. As Ken mentioned last quarter we saw a lot of volatility in both the commercial and the residential markets. As a result, we took advantage of several opportunities and ended with a record quarter of 2.2 billion in new asset purchases. Additionally, we committed to another 250 million in assets that will close this quarter. Our largest investment represented the purchase of our $1 billion sub-prime portfolio.

Similar to last quarter, both mezzanine loan and bank loan markets offered attractive spreads on a relative basis. As a result, we purchased more than 568 million in the mezzanine loans in B-notes and 290 million in bank loans. If you look at our mezzanine loan purchases, a significant portion of that was related to Blackstone’s acquisition of Equity Office Properties.

As it relates to the CMBS sector, we finally saw a widening of both cash and synthetic spreads. I would say the two primary factors were pressured from ABS spreads as well as Moody’s report that stated they will be increasing credit enhancement levels on deals going forward. So, given some of the recent sizes of the CMBS conduit transactions and investors really sitting on the side lines, triple-B minus spreads widened by 70 to 75 basis points over the quarter. We selectively made three purchases and we’ll continue to look at new CMBS transactions in the near future.

Finally, we did purchase over $220 million in agency RMBS. In terms of our sales activity it was pretty light. We selectively sold over 87 million in securities. This basically represented CMBS, REIT and one sup-prime security. This resulted in a $2.2 billion net gain. Ultimately, we invested over 220 million of equity capital at over 17.5% gross return, almost 80% of that was new capital as opposed to reinvestment of existing capital.

Just looking at our portfolio for a second, we had another positive quarter in terms of upgrades and downgrades. We had 29 investments upgraded with only 6 downgrades. Half of those downgrades were related to one of our repositions in which the company was acquired. Obviously, there has been a lot of discussions and a lot of talk about the sub-prime market. I just want to take a second and kind of give you some stats on our sub-prime securities portfolio.

First, we own 698 million; this represents 122 securities. This is approximately 7% of our overall total portfolio. 72% is pre-2006 vintage and the entire total portfolio has a weighted average rating of triple-B plus.

Looking into the second quarter of this year our pipeline of new bills is very strong. Given the volatility and widening of spreads in both the ABS and the CMBS markets we believe there are more attractive opportunities today than there was last quarter.

With that I will turn it to over to Debra Hess to speak about our first quarter financial results.

Debra A. Hess, Chief Financial Officer

Thanks Phil. Good afternoon everybody. Ken’s already mentioned some of our financial results but I just want to walk through some highlights. FFO was $0.071 per diluted share and an FFO return on average invested common equity of 15.25%. Our total portfolio increased by $1.7 billion from $8.7 billion at year end to $10.4 billion at the end of the first quarter, representing a 20% increase. Of the total new investments of 2.2 billion, one billion represented the pool of sub-prime loans that Ken and Phil both mentioned earlier.

Upon securitization, only the retained bonds related to this portfolio are expected to be on our balance sheets. Our new investments have benefited from the recent spread widening and as a result, the weighted average credit spread on our real estate securities and loan portfolio of 6.8 billion increased to 281 basis points at March from 256 basis points at year.

In terms of our common book value, in the first quarter, spread widening resulted in a net decrease of $13 million of our common book value. However, fundamental to our business strategy is that our securities portfolio is primarily financed to maturity with long-term debt but is not callable as a result to changes in asset value. Therefore changes in book value did not affect our financings, cash flow or earnings. In fact, we delivered our highest quarter ever of FFO. Shortly after quarter end, we raised 125 million of common that will be accretive to our net book value per share by approximately $0.78.

We continue to focus on optimizing our capital structure and maintaining sufficient liquidity. We have been very active in raising capital. Since January, we have raised 250 million of capital, 200 million of common and 50 million of preferred. This capital is used to pay down our line and our credit facility of 200 million is currently fully available to meet our future investment needs.

In addition, since quarter end, we extended our credit facility for another 18 months to June 2009 and reduced the financing spread from 175 basis points to 160 basis points. Also since year end, we have entered into two new arrangements and are in the process of finalizing a third arrangement which enables us to finance over $1 billion of future investments.

In April, we priced our tenth CDO, term financing a portfolio of $825 million of assets. We typically retained a below investment grade part of the structure. For this deal, it was also more attractive for us to retain and finance some of the mezzanine bonds because we felt the spreads were too wide. The result is that we are locking in an expected return on equity of 16 to 17% on approximately 120 million of equity.

Post this transaction, we will have $5.7 billion of assets financed in CDOs. By maintaining assets to multiple forms of capital allows us to take advantage of market dislocation.

Kenneth M. Riis, Chief Executive Officer and President

Just to sort of conclude here that there is a lot of going on in the credit markets. We’ve highlighted that spreads are pretty volatile in the first quarter and certain asset classes continue to widen especially CMBS going into the second quarter. And as always we’ve said, this always represents a good opportunity for us because in volatile credit markets or when spreads widen in -- since we’ve been public, spreads have been basically tightening. So this is the first quarter really where we’ve had a material spread widening which -- you can see from our investment activity we’ve taken advantage of that and if it continues, it looks very good for us and we really like our prospects going forward as it relates to making good accretive investments in the future.

Lilly H. Donohue, Director of Investor Relations

So next, we will turn it over to moderator for any questions.

— QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] We will go first to David Fick with Stifel Nicolaus.

<Q - David Fick>: Thank you. I just like to make a comment that we really appreciate the efficient way in which you run your calls. You're the best of your peer group. Which assets contributed most to your book value decline this quarter and what do you think about the actual impairment versus the book impairment?

<A - Kenneth Riis>: The assets that had the most credit spread widening was in the sub-prime portfolio, sub-prime securities portfolio, and that was probably I don’t know the percentage but maybe 60% to 70% of the decline. And we do look at all the securities that we own from an impairment perspective and we don’t see an impairment in the portfolio. So in our view we think we're going to get out power back, principal back on the investment and feel pretty good about that. We continually monitor that all the time but as we look at it right now it looks pretty good.

<Q - David Fick>: Okay. And then on the CDO you just priced, obviously in a normalized market and historically you would have put out everything except the sub-investment grade stuff. You kept some of all the tranches; does that worry you? And frankly, in that environment why not just buy more CMBS, and then lastly related to that same issue, could you have sold all of those investment grade tranches and if so what pricing?

<A - Kenneth Riis>: Well, the fact that we retained some of the mezzanine bonds in the CDO, it really doesn’t worry me. I mean the bulk of what we need in order to grow our business and finance ourselves is to be able to sell triple-As and double-As and that’s basically what we did in this transaction. The triple-As and double-As represented about 71% of the total capital structure of the CDO and we were able to sell those liabilities at basically the same spread that we did on our last transaction. What happened in the quarter is the single-A and triple-B bond spreads wound down a lot and we just felt like it was temporary. So, we always have the option to sell those in the future, but in the interim if we finance them as opposed to selling them, we felt that was better for us.

<Q - David Fick>: So your referencing the As that you retained as part of the mezz?

<A - Kenneth Riis>: Yes, the single-A rated classes.

<Q - David Fick>: Okay.

<A - Kenneth Riis>: At the CDO.

<Q - David Fick>: All right. Thank you. My last question is your asset backed financing that you're planning for sub-prime, how much of that do you think you will keep in terms of the notes of residuals? I think you'd initially said you expect to have 50 million or so of equity, and is that still on target and what’s your timeframe for getting that ABS done?

<A - Kenneth Riis>: Well, we actually think it’s more like 75 million of equity invested in the portfolio post the securitization.

<Q - David Fick>: Okay.

<A - Kenneth Riis>: And our timing is over the next three or four months.

<Q - David Fick>: And that includes whatever portion of that financing you retained, is that 75 million right?

<A - Kenneth Riis>: Yeah, that will include that. Yeah.

<Q - David Fick>: Thanks.

<A - Kenneth Riis>: So, we have less capital in it now but as -- when we do our securitization, we will invest a little more capital. But in total we anticipate investing about $75 million in the portfolio.

<Q - David Fick>: Okay. Great. Thanks.

<A - Kenneth Riis>: Yeah.

Operator: Well go next to Don Fandetti with Citigroup.

<Q - Donald Fandetti>: Hi. A couple of quick questions. Ken, on your sub-prime securitization, I think you were talking about purchasing and securitizing in a two month period. Are you just sort of trying to time this better or do you have a real concern about the ability that get those securitized?

<A - Kenneth Riis>: No, no I am not concerned about this securitization market. Actually there is a fair amount of deals being priced very week. I think last week there was $6-8 billion of securitizations done, looking at about 25 billion a month. So, I am not worried about that. It’s more that we have early payment default protection in the portfolio. So, over the next three months any loan that goes delinquent, the seller has to repurchase the loan. So, what I want to do is wait till that passes, and then post that to the securitization that’s why I am waiting. I am not -- if I thought the market was going to go away from me. I wouldn’t wait but this is a lot cleaner for us in securitization, it's a lot cleaner for the buyers of the bond. Once we securitize, to understand this repurchase obligation from the sellers so we just really didn’t want to get in to that. It’s obviously a benefit for us that we negotiated that in the acquisition of the portfolio but it’s just a lot cleaner to wait and that’s why we are doing it. And in interim, by the way, we're earning a very good spread of 140 basis points on a portfolio although, albeit with we're financed with short-term debt, Repo finance, but -- so that's really our risk.

<Q - Donald Fandetti>: I wonder if all this sub-prime is worth the hassle, let's say you get a 19, I guess a little bit higher, maybe a 20% ROE and you can get 17 to 18 in commercial real estate and you show up in the Wall Street Journal, next to meet century, how do you guys think about that? I mean is it worth it?

<A - Kenneth Riis>: Well I think it’s worth it because we're diversified. We're able to take advantage of opportunities that being managed by Fortress allows us to invest in another asset classes. And I think its going to a lot higher than what we would generally invest at in terms of our return and being somewhat conservative. But I don't want to get into exact results until we securitize the portfolio but really the opportunity with this capital is, I think, a lot greater than our sort of run in the mill if you will core investment strategy in CMBS or commercial real estate debt and that’s why we did it. And given the fact that we have a lot of expertise here at Fortress and we have an affiliate who will service for us, sort of gives us a real advantage to take advantage of the market which is what we did in the first quarter.

<Q - Donald Fandetti>: Okay. I am just curious, Ken, you sort of talked about this a little bit, but your thoughts on the CMBS market spread widening and do you kind of feel like we're still in a period of some risk of further widening in triple-B, triple-B minus or do you feel like that’s a pretty good opportunity to step that?

<A - Kenneth Riis>: Well I think right now, we're a month into the second quarter. Spreads widened an additional 50 basis points in specific rated securities. Really it’s all a function of the transaction. Phil mentioned that the deals are getting a lot bigger, $4 billion in size where they used to be $1.5 to $2 billion. So you're getting a little bit of oversupply in the market and also the fact the ratings, you said, they're going to change their subordination levels on deals going forward, you know cause people to walk away, if you will, from the investments. And I think right now given what we are as we sit today, is it’s gotten to a point where it’s very attractive for us. And we're going to actively seek to put dollars to work selectively in that market.

<A - Phillip Evanski>: I'd also say that even with the backup in spread, you really have to look at each transaction and the underlying collateral because one of the reasons why the rating agencies are getting concerned is leverage has gone up, people are starting to put some very interesting deals in these conduit transactions. And so we're going to be a little bit cautious about looking at the collateral itself at least over the next month or two. But it’s definitely a great opportunity for us to get back into buying some long-term fixed rate assets.

<Q - Donald Fandetti>: Okay. And then lastly, just wanted to get an update on your manufactured housing portfolio, today versus where you bought it and has that been a good investment for you?

<A - Kenneth Riis>: Well I can tell you generally it’s performing a lot better than what we originally underwrote. The delinquencies are very low and REO and liquidations are at the low expectations. Debra, do you have the specific?

<A - Debra Hess>: Yes actually at end of the first quarter delinquencies on the entire NH pool is 1.02% versus 1.27% at the end of the year. So the severities, CDO, actually everything is just trending much better than we originally projected.

<Q - Donald Fandetti>: But if you had to sell it today do you think you'd still be up?

<A - Kenneth Riis>: Oh, yeah. Yes we would. I mean we're term finance, we like the financing and we like the return that we're getting on our equity but -- so we're not really looking to sell it. But on the asset side, the valuation has increased from our bases.

<Q - Donald Fandetti>: You still think you're targeting low teens dividend of forward growth in '07?

<A - Kenneth Riis>: We don’t give earnings guidance but our target hasn’t changed from the beginning of the year.

<Q - Donald Fandetti>: Okay. Great. Thank you.

Operator: We will go next Rick Shane with Jefferies & Company.

<Q - Richard Shane>: Thanks guys. Just a couple of quick questions, most of mine have been asked. What is the advance rate on the Repo line that the sub-prime mortgages are held under?

<A - Kenneth Riis>: Its about 97%.

<Q - Richard Shane>: Okay. And then the second question you talked about spreads on CMBS widening out another 50 bips since the end of the quarter. What’s the sensitivity to your book value related to a 50 bip widening?

<A - Kenneth Riis>: That is a good question. We own about just to get -- in terms, maybe I'll just answer that little bit, a little differently. We own a multiple vintage CMBS securities where, to give an example, in last quarter when you had new issue spreads widening out 75 basis points, it impacted our portfolio about 25 basis points in terms of spread widening. So we are about -- the spread widening is really in the new issue market which we don’t really own a lot of but in general, it does -- it will cause spreads to widen. I would say we are probably a third of the 50 basis points again because it’s all new issue and we haven’t really been involved in a new issue market for over a year. So I guess I am trying to answer your question that it’s going to be pretty immaterial but 10 basis points on our CMBS portfolio, how big is our CMBS portfolio in aggregate? Debra?

<A - Debra Hess>: Its going to be a couple of billion when you include securities fee now.

<A - Kenneth Riis>: Okay. I will say it $2 billion, the duration is about 50 basis points on $2 billion, its about $10 million.

<Q - Richard Shane>: Okay. Thats very helpful. Thank you guys.

Operator: Well go next to Marsella Martino with KeyBanc Capital Markets.

<Q - Marsella Martino>: Good afternoon. On the mezzanine that you originated -- invested in this quarter, do you have an average LTV on that portfolio?

<A - Kenneth Riis>: Yeah it’s in our press release but -- on the mezzanine loans --

<A - Debra Hess>: Yeah it was 78%.

<A - Kenneth Riis>: 78%.

<Q - Marsella Martino>: Okay. Great. And then on commercial real estate, can you just provide some commentary on what your views are going forward? Do you see material credit deterioration or what are your thoughts there?

<A - Kenneth Riis>: I don’t see material credit deterioration. I do see increased risk of default due to overleveraging of real estate but it’s a very specific -- it’s not across the board. It’s really specific to some large loans that have been done recently and people are aggressively underwriting the cash flows of those assets. So the only real material change I would anticipate would be in the 2006 vintage CMBS securities which had a tendency to be highly levered and with, in addition to that, low credit support, the ratings agencies were more aggressive than they are saying they are going to be going forward. So if you want to highlight any area where you have some more credit volatility, it would be in the 2006 vintage commercial mortgage backed securities which we don’t really own a lot of. But I think that’s where you will see some credit volatility. I do think fundamentally depending on where you invest there is a still a lot of a good debt to buy backed by commercial real estate but we're not buying the first dollar loss risk, we're much higher up in the capital structure. So even if there is a default on the loan and there is a workout, we're not -- not the ones working it out and we're going to get our money back and that’s how we invest and that’s how we look to deploy our capital.

<Q - Marsella Martino>: Okay. Thank you.

Operator: [Operator Instructions]. We’ll go next to Jim Shanahan with Wachovia.

<Q - Jim Shanahan>: Hi, good afternoon everyone. When you comment that you’re expecting to earn a plus 19% ROE, I guess your exact words were, better than your last securitization, did you factor in a more costly or less leveraged securitization to get to that target, and if so what were the metrics that are useful for comparative purposes?

<A - Kenneth Riis>: Well we anticipated each full is different, but we anticipated more credit losses. We anticipated much wider spreads on the assets when we priced and purchased it you know a few months ago. So you know the anticipated spreads that we use in our securitization are actually a little bit tighter than what we used to price the portfolio. I don’t want to into specifics as to what we use. And the leverage was much lower than the leverage we have on our current portfolio. So we factored -- I guess the answer to the question is we factored both of those into our, that’s how we price the acquisition and actually things have gotten a little bit better since we priced it.

<Q - Jim Shanahan>: But is that a lot to do with factoring and higher credit losses and less leverage, it has to do with the more attractive purchase price that you were able to achieve.

<A - Kenneth Riis>: Exactly.

<Q - Jim Shanahan>: Okay. And then when you comment that it was $1.3 billion original commitment and you purchased 76% of that original commitment or about a billion dollars, does that mean that you performed your due diligence and you kicked out 24% of the loans and you have no further purchase commitment regarding this pool?

<A - Kenneth Riis>: Yeah, just let me correct on one thing. We originally committed to buy $1.7 billion of assets. We ended up buying a billion dollars of assets in the first quarter and subsequent to quarter end purchased another 300 million or so. We ended up buying 1.3 billion of loans, which is 76% of the $1.7 billion commitment that we originally entered into which, yeah we basically through our due diligence kicked out 24% of the portfolio.

<A - Debra Hess>: And we have no further purchase obligations.

<A - Kenneth Riis>: Right.

<Q - Jim Shanahan>: so when you say also that $248 million that you have committed to purchase in Q1 that would be funded in Q2 or some subsequent period, does that relate to the sub-prime or is it some thing different?

<A - Phillip Evanski>: No, I think that’s relating to other mezzanine B-note type investments that we have made.

<Q - Jim Shanahan>: Understood. Thank you very much. One more question please, regarding the spread widening we talked about here that impacted book value per share, what -- and there was spread widening really throughout I guess the February through April time period, should we anticipate much -- an incremental deterioration in book value and we could strip out the impact of the equity raises but is there more pain to come here and if so can you give us some idea of how bad that might be?

<A - Kenneth Riis>: Well no, we sort of tried do this CMBS side, actually ABS home equity spread tightened since quarter end. So you have upside potential there and they declined about 100 basis point or so and then really saw that the further decline in value, at least as we sit today, would have been in the CMBS side which we sort of highlighted was around $10 million. So, I would think net, net of all of that not including the accretive nature of our latest capital raise, it should be about the same or unchanged from the last quarter and keep in mind that our latest capital raise, the equity capital raise is $0.78 accretive to our book value.

<Q - Jim Shanahan>: Right. And the first one was about $0.60-$0.65 I think.

<A - Debra Hess>: That one we did in January was $0.57 accretive.

<Q - Jim Shanahan>: Yeah. Thank you very much.

Operator: At this time, we have no further questions. I would like to turn the conference back to the speaker for additional or closing remarks.

Lilly H. Donohue, Director of Investor Relations

Great. Thank you all and we look forward to talking to you next week -- our next quarter. Thanks. Bye bye.